EXHIBIT 23.3

kpmg

kpmg LLP
Chartered Accountants	Telephone	(416) 228-7000
Yonge Corporate Centre	Telefax	(416) 228-7123
4100 Yonge Street, Suite 200	www.kpmg.ca
North York, ON M2P 2H3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Northern Ethanol, Inc.

We consent to the use of our audit report dated August 29, 2007, with respect to the consolidated balance sheets of Northern Ethanol, Inc. as at December 31, 2006 and 2005 and the related consolidated statements of operations, consolidated stockholders’ equity and comprehensive income and consolidated cash flows for each of the years in the two-year period ended December 31, 2006 and from November 29, 2004, date of inception, to December 31, 2006 which report appears in the Form SB2/A1 of Northern Ethanol, Inc. dated September 25, 2007.

Our audit report dated August 29, 2007, contains an explanatory paragraph that states there are factors that raise substantial doubt about the Company’s ability to continue as a going concern. Information relating to management’s plans in regard to those matters is described in note 11 (d) to the accompanying consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

We consent to the reference to our firm under the heading “Experts” in the prospectus.

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

September 25, 2007